EXHIBIT 4.1

                               ARTICLES OF MERGER
                                       OF
        INTELLIGENCE NETWORK INTERNATIONAL, INC., a Florida Corporation,
                                      INTO
         SAFE TECHNOLOGIES INTERNATIONAL, INC., a Delaware Corporation,


         ARTICLES OF MERGER between INTELLIGENCE NETWORK INTERNATIONAL, INC., a Florida corporation ("INI") and SAFE TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation ("STII").

         Pursuant to s. 607.1105 of the Florida Business Corporation Act (the "Act") INI and STII adopt the following Articles of Merger.

         1. The Plan of Merger dated January 30, 1998, ("Plan of Merger) setting forth the terms and conditions of the merger of INI with and into Safe Aid was approved and adopted by a majority of the shareholders of INI by written consent effective as of August 29, 1997, and all of the directors of INI at a special meeting held on August 20, 1997.

         2. The Plan of Merger setting forth the terms and conditions of the merger of INI with and into Safe Aid was approved and adopted by a majority of the shareholders of STII at a special meeting held on January 30, 1998 and all of the directors of Safe Aid by unanimous written consent on August 29, 1997.

         3. The Plan of Merger is attached to these Articles as Exhibit "A" and incorporated by reference as if fully set forth herein.

         4. Pursuant to s. 607.1105(1)(b) of the Act, the date and time of the effectiveness of the Merger shall be on the date and time of filing of these Articles of Merger with the Secretary of State of Florida.

         5. The laws of the State of Delaware, the jurisdiction of organization of STII permit the merger contemplated by the Plan of Merger, and the laws of the State of Delaware on fulfillment of all filing and recording requirements set forth by the applicable laws of the State of Delaware, will have been complied with.

         6. (a) STII agrees that it may be served with process in the State of Florida in any proceeding for the enforcement of any obligation of INI and in any proceeding for the enforcement of the rights of a dissenting shareholder of INI against STII.

            (b) STII irrevocably appoints the Secretary of State of Florida as its agent to accept service of process in any proceeding with respect to those matters set forth in Subparagraph (a) above. The Secretary of State may forward a copy of process to: STII's registered agent: Excel Corporate Services, 32 Lockerman Square, Suite L-100, Dover, Delaware 19904.

            (c) STII agrees that it will promptly pay to the dissenting shareholders of INI any amounts to which they are entitled pursuant to the business corporation law of the State of Florida.

         IN WITNESS WHEREOF, the parties have set their hands this 9th day of February, 1998.


ATTEST:                            INTELLIGENCE NETWORK INTERNATIONAL,
                                   INC., A Florida corporation


By: /s/ Gerald W. Gritter          By: /s/ Barbara L. Tolley
    ---------------------              ---------------------
         Gerald W. Gritter                  Barbara L. Tolley
                                            President and Chairman

ATTEST:                            SAFE TECHNOLOGIES INTERNATIONAL, INC.,
                                   a Delaware corporation


By: /s/ Laura Holm                 By: /s/ Barbara L. Tolley
    --------------                     ---------------------
         Laura Holm                         Barbara L. Tolley
                                            Chief Executive Officer and Chairman

                                    EXHIBIT A

                          PLAN AND AGREEMENT OF MERGER
                                       of
        INTELLIGENCE NETWORK INTERNATIONAL, INC., a Florida corporation with and into
          SAFE TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation
          -------------------------------------------------------------


         This is a Plan and Agreement of Merger ("Agreement") between INTELLIGENCE NETWORK INTERNATIONAL, INC., a Florida corporation (the "Disappearing Corp."), and SAFE TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation (the "Surviving Corp."), (collectively the "Constituent Corporations"). A Plan of Merger ("Plan") in accordance with Section 607.1101 of the Florida Statutes and Section 368(a)(1) of the Internal Revenue Code, is adopted as follows:

         1. Merger. INTELLIGENCE NETWORK INTERNATIONAL, INC., shall be merged with and into SAFE TECHNOLOGIES INTERNATIONAL, INC., to exist and be governed by the laws of the State of Delaware. The name of the Surviving Corporation shall be SAFE TECHNOLOGIES INTERNATIONAL, , INC.

         2. Articles of Incorporation. The Articles of Incorporation of Surviving Corp., as in effect immediately before the Effective Date of the Merger (the "Effective Date") shall, without any changes, be the Articles of Incorporation of the Surviving Corp. from and after the Effective Date until further amended as permitted by law.

         3. Conversion of Stock. The shareholders of Disappearing Corp. will surrender all of their shares in the manner hereinafter set forth. In exchange for the shares of Disappearing Corp. surrendered by its shareholders, the Surviving Corp. will issue and transfer to these shareholders, shares of its common stock on the following basis: upon the Effective Date, each share of common stock of the Disappearing Corporation that shall be issued and outstanding at that time shall without more be converted into and exchanged into 1 share of common stock of the Surviving Corp. in accordance with this Plan. Each share of Surviving Corp.'s stock that is issued and outstanding on the Effective Date shall continue as outstanding shares of Surviving Corp.'s stock.

         4. Satisfaction of Rights of Disappearing Corp. Shareholders. All shares of Surviving Corp.'s stock into which shares of Disappearing Corp.'s stock shall have been converted and become exchangeable for under this Plan shall be deemed to have been paid in full satisfaction of such converted shares.

         5. Fractional Shares. Fractional shares of Surviving Corp.'s stock will not be issued. Any fractional share interest will result in the adjustment of the number of shares upward or downward to the nearest whole share.

         6. Effect of Merger. On the Effective Date, the separate corporate existence of Disappearing Corp. shall cease, and Surviving Corp. shall be fully vested in and shall succeed, without other transfer, to all the rights, privileges, immunities, powers, franchises and property of Disappearing Corp. and shall be subject to all the debts restrictions, liabilities, disabilities, and duties of the Disappearing Corp. in the same manner as if the Surviving Corp. had itself incurred them. The Surviving Corp. will carry on business with the assets of Disappearing Corp., as well as with the assets of Surviving Corp. All rights of creditors and all liens on the property of each constituent corporation shall be preserved unimpaired, limited in lien to the property affected by the liens immediately prior to the merger.

         7. Supplemental Action. If at any time after the Effective Date Surviving Corp. shall determine that any further conveyances, agreements, documents, instruments, and assurances or any further action is necessary or desirable to carry out the provisions of this Plan, the appropriate officers of Surviving Corp. or Disappearing Corp., as the case may be, whether past or remaining in office, shall execute and deliver, on the request of Surviving Corp., any and all proper conveyances, agreements, documents, instruments, and assurances and perform all necessary or proper acts, to vest, perfect, confirm, or record such title thereto in Surviving Corp., or to otherwise carry out the provisions of this Plan.

         8. Filing with the Florida Secretary of State and Effective Date. Upon the Closing, as provided in the Merger Agreement of which this Plan is a part, Disappearing Corp. and Surviving Corp. shall cause their respective President and Chief Executive Officer to execute Articles of Merger in the form attached to this Agreement and upon such execution this Plan shall be deemed incorporated by reference into the Articles of Merger as if fully set forth in such Articles and shall become an exhibit to such Articles of Merger. Thereafter, such Articles of Merger shall be delivered for filing by Surviving Corp. to the Florida Secretary of State. In accordance with s. 607.1105 of the Act, the Articles of Merger shall specify the "Effective Date," which shall be the filing date of the Articles of Merger with the Secretary of State of Florida.

         9. Amendment and Waiver. Any of the terms or conditions of this Plan may be waived at any time by the one of the Constituent Corporations which is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such party, or may be amended or modified in whole or in part at any time before the vote of the shareholders of the Constituent Corporations by an agreement in writing executed in the same manner (but not necessarily by the same persons), or at any time thereafter as long as such change is in accordance with s. 607.1103 of the Act.

         10. Termination. At any time before the Effective Date (whether before or after filing of Articles of Merger), this Plan may be terminated and the Merger abandoned by mutual consent of the Boards of Directors of both Constituent Corporations, notwithstanding favorable action by the shareholders of the respective Constituent Corporations.

         IN WITNESS WHEREOF, the parties have set their hands this 9th day of February, 1998.


ATTEST:                          INTELLIGENCE NETWORK INTERNATIONAL,
                                 INC., a Florida corporation


By: /s/ Gerald W. Gritter        By: /s/ Barbara L. Tolley
    ---------------------            ---------------------
                                          Barbara L. Tolley, President

(Corporate Seal)


ATTEST:                          SAFE TECHNOLOGIES INTERNATIONAL, INC.,
                                 a Delaware corporation


By: /s/ Laura M. Holm            By: /s/ Barbara L. Tolley
    -----------------             ---------------------
                                          Barbara L. Tolley
                                          Chief Executive Officer and Chairman

(Corporate Seal)